EXHIBIT 23.1

CONSENT OF INDEPENDENT AUDITORS

The Board of Directors

Ulead Systems, Inc.:

We consent to the incorporation by reference in the Registration Statements (Nos. 333-107441 and 333-124542) on Form S-8 of InterVideo, Inc. of our report dated July 20, 2005, with respect to the consolidated balance sheets of Ulead Systems, Inc. and its Subsidiaries as of December 31, 2004 and 2003 and the related consolidated statements of operations, changes in stockholders’ equity, and cash flows for each of the years in the two-year period ended December 31, 2004, which report appears in the Form 8-K/A of InterVideo, Inc.

KPMG Certified Public Accountants

/s/ KPMG

Taipei, Taiwan (Republic of China)

January 25, 2006